                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY




























                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            EAGLE TEST SYSTEMS, INC.,

                          THE STOCKHOLDERS NAMED HEREIN

                                       AND

                           THE INVESTORS NAMED HEREIN

                         DATED AS OF SEPTEMBER 30, 2003

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                                      INDEX

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SECTION 1.        PURCHASE AND SALE OF SHARES; REDEMPTION........................................................       2
           1.1    Description of Securities......................................................................       2
           1.2    Sale and Purchase..............................................................................       2
           1.3    Redemption of Stockholders' Stock..............................................................       2
           1.4    Charter; Bylaws; Subordinated Debt.............................................................       2
           1.5    Use of Proceeds................................................................................       3
           1.6    Closing........................................................................................       3
           1.7    Transfer Taxes.................................................................................       3
           1.8    Further Assurances.............................................................................       3
           1.9    Extraordinary Dividend.........................................................................       3

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.............................       4
           2.1    Organization and Corporate Power...............................................................       5
           2.2    Authorization and Non-Contravention............................................................       5
           2.3    Corporate Records..............................................................................       6
           2.4    Capitalization.................................................................................       6
           2.5    Subsidiaries; Investments......................................................................       8
           2.6    Financial Statements; Projections..............................................................       8
           2.7    Absence of Undisclosed Liabilities.............................................................       9
           2.8    Absence of Certain Developments................................................................       9
           2.9    Accounts Receivable; Accounts Payable; Inventories.............................................      10
           2.10   Transactions with Affiliates...................................................................      11
           2.11   Properties.....................................................................................      11
           2.12   Tax Matters....................................................................................      12
           2.13   Certain Contracts and Arrangements.............................................................      13
           2.14   Intellectual Property..........................................................................      14
           2.15   Litigation.....................................................................................      16
           2.16   Labor Matters..................................................................................      17
           2.17   Permits; Compliance with Laws..................................................................      17
           2.18   Employee Benefit Programs......................................................................      18
           2.19   Insurance Coverage.............................................................................      19
           2.20   Investment Banking; Brokerage..................................................................      19
           2.21   Environmental Matters..........................................................................      19
           2.22   Customers, Distributors and Partners...........................................................      19
           2.23   Suppliers......................................................................................      20
           2.24   Warranty and Related Matters...................................................................      20
           2.25   Illegal Payments...............................................................................      20
           2.26   Solvency.......................................................................................      20
           2.27   Privacy of Customer Information................................................................      20
           2.28   Backlog........................................................................................      21
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           2.29   Health Matters.................................................................................      21
           2.30   Disclosure.....................................................................................      21

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE INVESTORS................................................      21
           3.1    Investment Status..............................................................................      21
           3.2    Authority and Non-Contravention................................................................      22

SECTION 4.        CLOSING CONDITIONS AND DELIVERIES..............................................................      22
           4.1    Transactions to Occur Prior to Closing.........................................................      22
           4.2    Authorization..................................................................................      23
           4.3    Approvals, Consents and Waivers................................................................      23
           4.4    Deliveries by the Company and the Stockholders to the Investors................................      23
           4.5    Closing Deliveries by the Investors to the Company.............................................      25
           4.6    Closing Deliveries by the Stockholders to the Company..........................................      25
           4.7    All Proceedings Satisfactory...................................................................      25
           4.8    No Litigation..................................................................................      25
           4.9    No Violation or Injunction.....................................................................      25

SECTION 5.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TRANSACTION RELATED INDEMNIFICATION................      26
           5.1    Survival of Representations, Warranties and Covenants..........................................      26
           5.2    Transaction Related Indemnification............................................................      26
           5.3    Limitations on Transaction Related Indemnification.............................................      27
           5.4    Notice; Payment of Losses; Defense of Third-Party Claims.......................................      28
           5.5    Limitation on Contribution and Certain Other Rights............................................      29

SECTION 6.        GENERAL........................................................................................      30
           6.1    Waivers and Consents; Amendments...............................................................      30
           6.2    Legend on Securities...........................................................................      30
           6.3    Governing Law..................................................................................      30
           6.4    Section Headings; Construction.................................................................      30
           6.5    Counterparts...................................................................................      31
           6.6    Notices and Demands............................................................................      31
           6.7    Dispute Resolution.............................................................................      31
           6.8    Consent to Jurisdiction........................................................................      32
           6.9    Remedies; Severability.........................................................................      32
           6.10   Integration....................................................................................      33
           6.11   Assignability; Binding Agreement...............................................................      33
           6.12   Release........................................................................................      33
           6.13   Confidentiality................................................................................      34
           6.14   Expenses.......................................................................................      34
           6.15   Certain Definitions............................................................................      34
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EXHIBITS

         Exhibit A-1 - Schedule of Foxman Stockholders
         Exhibit A-2 - Schedule of Other Stockholders
         Exhibit B - Schedule of Investors
         Exhibit C - Amended and Restated Articles of Incorporation Exhibit D - Form of Bylaws
         Exhibit E - Form of Stock Option Plan
         Exhibit F - Form of Stockholders' Agreement
         Exhibit G - Form of Registration Rights Agreement
         Exhibit H - Redemption of Common Stock
         Exhibit I - Management Rights Letter
         Exhibit J - Form of Non-Competition Agreement
         Exhibit K - Form of Employee Agreement
         Exhibit L - Form of Opinion of Counsel
         Exhibit M - Form of Director Indemnification Agreement

DISCLOSURE SCHEDULE

         Section 2.1 - Foreign Qualifications
         Section 2.4 - Capitalization
         Section 2.5 - Subsidiaries and Investments
         Section 2.6 - Financial Statements; Projections
         Section 2.7 - Undisclosed Liabilities
         Section 2.8 - Certain Developments
         Section 2.9 - Inventories
         Section 2.12 - Tax Matters
         Section 2.13 - Material Contracts
         Section 2.14 - Intellectual Property
         Section 2.15 - Litigation
         Section 2.16 - Labor Matters
         Section 2.18 - Employee Benefit Programs
         Section 2.19 - Insurance Coverage
         Section 2.20 - Investment Banking; Brokerage
         Section 2.22 - Customers; Distributors and Partners
         Section 2.24 - Warranty and Related Matters

                                                                    EXHIBIT 10.6

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of September 30, 2003, by and among Eagle Test Systems, Inc., an Illinois corporation (the "COMPANY"), the shareholders of the Company named in Exhibit A-1 attached hereto (the "FOXMAN STOCKHOLDERS," and each individually, a "FOXMAN STOCKHOLDER"), the shareholders of the Company named in Exhibit A-2 attached hereto (the "OTHER STOCKHOLDERS," and collectively with the Foxman Stockholders, the "STOCKHOLDERS") and the investment partnerships and other investors named in Exhibit B attached hereto (each, an "INVESTOR," and, collectively, the "INVESTORS").

      WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, 3,436.099 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "CONVERTIBLE PREFERRED STOCK"), for an aggregate purchase price of $65,000,000;

      WHEREAS, contemporaneously with the Closing (as defined below), TA Subordinated Debt Fund, L.P. and TA Investors, LLC (the "Lenders") will lend to the Company $30,000,000 (the "SUBORDINATED DEBT") pursuant to the terms of a Note Purchase Agreement (the "NOTE PURCHASE AGREEMENT") in return for convertible subordinated debentures (collectively, the "CONVERTIBLE SUBORDINATED NOTES") which are convertible into subordinated notes (collectively, the "SUBORDINATED NOTES") and warrants (the "WARRANTS") to acquire shares of Common Stock, no par value, of the Company (the "COMMON STOCK");

      WHEREAS, the Company shall use the proceeds from the purchase and sale of the Convertible Preferred Stock and the Subordinated Debt for the Redemption (as defined below) and for payment of certain expenses at or immediately subsequent to the Closing; and

      WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (i) the Company has amended and restated its articles of incorporation in the form attached hereto as Exhibit C (the "ARTICLES OF INCORPORATION"), and has amended and restated its bylaws in the form attached hereto as Exhibit D (the "BYLAWS"),
(ii) the Company has adopted the 2003 Stock Option and Grant Plan in the form attached hereto as Exhibit E (the "STOCK OPTION PLAN") pursuant to which the Company has reserved for issuance thereunder 273.516 shares of Common Stock,
(iii) the Company, the Stockholders and the Investors will enter into a Stockholders Agreement in substantially the form attached hereto as Exhibit F (the "STOCKHOLDERS AGREEMENT") and (iv) the Company and the Investors will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit G (the "REGISTRATION RIGHTS AGREEMENT").

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF SHARES; REDEMPTION

      1.1 DESCRIPTION OF SECURITIES. The Company's authorized capital stock consists of Common Stock and, upon consummation of transactions contemplated by this Agreement, Convertible Preferred Stock and Redeemable Preferred Stock, par value $.01 per share ("REDEEMABLE PREFERRED STOCK"). The Common Stock, Convertible Preferred Stock and Redeemable Preferred Stock will, upon consummation of transactions contemplated by this Agreement, have the rights, preferences and other terms set forth in Exhibit C attached hereto. Immediately prior to the Closing, all of the issued and outstanding equity securities of the Company are owned beneficially and of record by the shareholders as set forth on Exhibit A-1 and A-2 attached hereto. For purposes of this Agreement, the shares of Convertible Preferred Stock to be acquired by the Investors from the Company hereunder are sometimes referred to as the "CONVERTIBLE PREFERRED SHARES," the shares of Redeemable Preferred Stock issuable upon conversion of the Convertible Preferred Stock are referred to as the "PREFERRED CONVERSION SHARES," the shares of Common Stock issuable upon conversion of the Convertible Preferred Shares are referred to as the "COMMON CONVERSION SHARES," the Preferred Conversion Shares and Common Conversion Shares are referred to as the "CONVERSION SHARES," and the Convertible Preferred Shares, the Preferred Conversion Shares and the Common Conversion Shares are sometimes referred to herein as the "SECURITIES." The Company will, upon consummation of transactions contemplated by this Agreement, have authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of Common Stock and Redeemable Preferred Stock necessary to satisfy the rights of conversion of the holders of Convertible Preferred Stock as set forth in Exhibit C hereto.

      1.2 SALE AND PURCHASE. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Stockholders herein, each of the Investors, severally but not jointly, hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to each of the Investors, the number of Convertible Preferred Shares set forth opposite the name of each such Investor on Exhibit B hereto, free and clear of any and all Claims (as defined herein), for a total aggregate purchase price of $65,000,000 (the "PURCHASE PRICE"), and the Company hereby grants the Investors the rights set forth herein and in the agreements referred to herein.

      1.3 REDEMPTION OF STOCKHOLDERS' STOCK. At and concurrently with the Closing, and following the purchase and sale of the Convertible Preferred Shares as provided herein, and upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Stockholders to the Investors herein, the Company shall redeem, and the Stockholders, severally but not jointly, hereby agree to sell, transfer and convey to the Company, the number of shares of Common Stock (the "REDEMPTION") set forth opposite the name of such Stockholder on Exhibit H attached hereto, in each case for the redemption price set forth opposite such Stockholder's name on Exhibit H attached hereto, for an aggregate redemption price of $95,000,000 (the "REDEMPTION PRICE") payable by wire transfer of immediately available funds.

      1.4 CHARTER; BYLAWS; SUBORDINATED DEBT. Immediately prior to or contemporaneously with the Closing, the Company shall have (a) filed with the Secretary of

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State of Illinois the Articles of Incorporation, and the same shall have become effective in accordance with Illinois law, (b) adopted the Bylaws and Stock Option Plan, (c) executed and delivered the Note Purchase Agreement and the Subordinated Notes to the Lenders for which it shall receive proceeds of $30,000,000.

      1.5 USE OF PROCEEDS. The Company shall apply the proceeds from the sale of the Convertible Preferred Shares and the Subordinated Debt to the Redemption.

      1.6 CLOSING. The closing of the purchase and sale of the Convertible Preferred Shares (the "CLOSING") shall take place at a mutually agreeable location on the date hereof (the "CLOSING DATE"), and promptly following the Closing and on the same day, the closing of the Redemption shall occur. At the Closing, the Company shall deliver or cause to be delivered to each of the Investors stock certificates representing all of the Convertible Preferred Shares issued hereunder, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements (except as provided herein), voting trusts, encumbrances, rights or restrictions of any nature ("CLAIMS"), and the Company shall apply the proceeds of the purchase and sale of the Convertible Preferred Stock and the Subordinated Debt to the Redemption. At the closing of the Redemption, the Stockholders agree with the Company and the Investors that they shall transfer to the Company the shares of Common Stock to be redeemed hereunder free and clear of all Claims and the Company shall pay to the Stockholders the redemption price for such shares. All cash payments hereunder shall be made by wire transfer of same day available funds.

      1.7 TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Convertible Preferred Shares under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Investors for any such tax, fee or duty which any of them is required to pay under applicable law.

      1.8 FURTHER ASSURANCES. The Stockholders, the Company, and the Investors from time to time after the Closing at the request of any other party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Securities and all rights thereto, and to fully implement the provisions of this Agreement.

      1.9 EXTRAORDINARY DIVIDEND.

            (a) The Company shall prepare in good faith and deliver to the Investors at Closing a statement setting forth the Company's determination of its cash and cash equivalents as of the Closing (the "Estimated Cash Amount"). Immediately prior to the Closing, the Company made an extraordinary cash dividend in the aggregate amount of $13,500,000 to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing), which amount is equal to ninety percent (90%) of the positive difference between the Estimated Cash Amount and $20,000,000 (the "Extraordinary Dividend"). For purposes of Section 1.9(c) below, the term "Dividend Holdback Amount" shall mean an amount equal to $1,500,000, which amount equals ten percent (10%) of the positive difference between the Estimated Cash Amount and $20,000,000.

            (b) As soon as practicable after the Closing, the Company shall deliver to the Investors a balance sheet for the Company as of the Closing Date which shall be prepared in accordance with generally accepted accounting principles of the United States (except as set forth in Section 2.6 of the Disclosure Schedule) applied on a consistent basis (the "Final Closing Date Balance Sheet") and a statement based on such Final Closing Date Balance Sheet setting forth the Company's determination of its cash and cash equivalents as of the Closing Date (the "Final Cash Amount"),

            (c) Subject to subsection (d) below, on the later of (i) the date which is thirty (30) days after the Closing Date and (ii) the date which is seven (7) days after the delivery of the Final Closing Date Balance Sheet by the Company to the Investors, the Company and the Investors shall reconcile the extraordinary dividend amount as set forth below in this subsection (c). In the event that the Final Cash Amount is greater than the Estimated Cash Amount (the positive difference being the "Excess Cash Amount"), then the Company shall within five (5) business days of such determination make a cash payment to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) equal to the sum of the Dividend Holdback Amount and the Excess Cash Amount. In the event that the Final Cash Amount is equal to the Estimated Cash Amount, then the Company shall within five
(5) business days of such determination make a cash payment to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) equal to the Dividend Holdback Amount. In the event that the Final Cash Amount is less than the Estimated Cash Amount (the negative difference being the "Cash Shortfall Amount"), then the Company shall within five (5) business days of such determination make a cash payment to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) equal to the positive difference between the Dividend Holdback Amount and the Cash Shortfall Amount; provided, however, in the event that the Cash Shortfall Amount exceeds the Dividend Holdback Amount, each of the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) hereby agrees to promptly pay the Company an amount equal to the difference between the Cash Shortfall Amount and the Dividend Holdback Amount.

            (d) Notwithstanding the above, in the event that the Investors do not agree on the Final Closing Date Balance Sheet or the Final Cash Amount prepared by the Company, any disputes shall be resolved by an independent Big 4 accounting firm (the "Accountant"). The final determination by the Accountant of the Final Closing Date Balance Sheet and Final Cash Amount shall (i) be made no later than thirty (30) days following retention of such firm by the parties,
(ii) be set forth in writing, (iii) be conclusive and binding upon the parties,
(iv) not be subject to dispute or review and (v) be the final determination of such matters. The Company shall pay the fees and expenses of such accounting firm.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

      In order to induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Foxman Stockholders, on a joint and several basis, hereby make to the Investors the representations and warranties contained in this Section 2; provided that the representations and warranties set forth in Sections 2.2(b) and 2.4(b) are made solely by each Stockholder severally and not jointly. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Investors pursuant to this Agreement (the "DISCLOSURE SCHEDULE"). For purposes hereof unless otherwise indicated, all references to the Company shall include all Subsidiaries (as defined herein) of the Company and predecessors, if any. References to the knowledge or awareness of the Company are deemed to mean the actual knowledge of the officers of the Company and the Foxman Stockholders after due inquiry.

      2.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of Illinois, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or could have, a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (a "MATERIAL ADVERSE EFFECT"). The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities. The copies of the Articles of Incorporation, as amended as of the Closing Date and certified by the Secretary of State of Illinois, and the Bylaws, as amended as of the Closing Date and certified by the Secretary of the Company, have been furnished to the Investors by the Company, are correct and complete as of the date hereof, and the Company is not in violation of any term of its Articles of Incorporation or Bylaws.

      2.2 AUTHORIZATION AND NON-CONTRAVENTION.

            (a) This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Convertible Preferred Shares, and, upon conversion of the Convertible Preferred Shares, the issuance and delivery of the Conversion Shares, have been duly authorized by all necessary corporate or other action of the Company. The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Convertible Preferred Shares, and, upon conversion of the Convertible Preferred Shares, the issuance and delivery of the Conversion Shares and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company is a party or by which its assets are bound, or any provision of the Articles of Incorporation or Bylaws, or cause the creation of any Claim upon any of the assets of the Company; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; (iii) based, and in reliance, upon the accuracy of the Investors' representations and warranties set forth in Section 3.3, require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

            (b) This Agreement and all agreements, documents and instruments executed and delivered by any Stockholder pursuant hereto are valid and binding obligations of such Stockholder enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Stockholder has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each Stockholder of this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company or such Stockholder is a party or by which any of them or their respective assets are bound, or any provision of such Stockholder's organizational documents, if applicable; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company or such Stockholder; (iii) require from the Company or such Stockholder any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party, or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company or such Stockholder is a party or by which the Company or such Stockholder is bound.

      2.3 CORPORATE RECORDS. The corporate record books of the Company accurately reflect all corporate action taken by its shareholders and board of directors and committees. The copies of the corporate records of the Company, as delivered to the Investors, are true and complete copies of the originals of such documents.

      2.4 CAPITALIZATION.

            (a) Immediately prior to giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consisted of
(i) 8,000 shares of Common Stock of which 5,756 shares were issued and outstanding, (ii) 3,437 shares of Convertible Preferred Stock, of which no shares were issued and outstanding and (iii) 3,437 shares of Redeemable Preferred Stock, of which no shares were issued and outstanding. As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consists of (i) 8,000 shares of Common Stock, of which 2,158.500 shares are issued and outstanding, (ii) 3,437 shares of Convertible Preferred Stock, of which 3,436.099 shares are issued and outstanding and (iii) 3,437 shares of Redeemable Preferred Stock, of which no shares are issued and outstanding. The relative rights, preferences and other provisions relating to the Convertible Preferred Stock, the Redeemable Preferred Stock and the Common Stock are as set forth in the Articles of Incorporation, and such rights and preferences are valid and enforceable in accordance with their terms under the laws of the State of Illinois. Except as contemplated by the Transaction Documents, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as provided herein, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three (3) years. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued, fully paid and non-assessable, and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws without giving rise to preemptive rights of any kind. The Company has duly and validly authorized and reserved (A) 273.516 shares of Common Stock (subject to adjustment) for issuance in connection with awards granted or exercised under the Stock Option Plan, (B) 3,436.099 shares of Common Stock and 3,436.099 shares of Redeemable Preferred Stock (subject to adjustment), all for issuance upon conversion of the Convertible Preferred Stock, and (C) 210.016 shares of Common Stock (subject to adjustment) for issuance upon exercise of the Warrants, and the shares of Common Stock so issued will, upon such grant, exercise or conversion, be validly issued, fully paid and non-assessable. As of the Closing, and after giving effect to the transactions contemplated hereby, other than rights set forth herein or in the Articles of Incorporation, the Registration Rights Agreement or the Stockholders' Agreement, there are (1) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock or any interests therein, (2) no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction and (3) no documents, instruments or agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock.

            (b) Immediately prior to the Closing, the Stockholders are the sole record and beneficial owners of the shares of Common Stock set forth opposite their names on Exhibit A attached hereto, free and clear of any Claims including Claims of spouses, former spouses and other family members. After giving effect to the transactions contemplated hereby, the Common Stock and the Convertible Preferred Stock will be held as set forth on Section 2.4(b) of the

Disclosure Schedule free and clear of any Claims (other than restrictions imposed by securities laws applicable to unregistered securities generally).

      2.5 SUBSIDIARIES; INVESTMENTS. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, except as set forth in Section 2.5 of the Disclosure Schedule. The Company has not made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or stockholder of the Company.

      2.6 FINANCIAL STATEMENTS; PROJECTIONS.

            (a) The Company has previously furnished to the Investors and attached hereto on Section 2.6(a) of the Disclosure Schedule copies of the following financial statements: (i) the Company's balance sheets for the fiscal years ended September 30, 2002 (the "BASE BALANCE SHEET") , September 30, 2001 and September 30, 2000 and the related statements of income, for the fiscal years then ended, and (ii) the Company's unaudited balance sheet as of August 31, 2003 and the related unaudited statements of income, for the eleven-month period then ended. Subject to Section 2.6(a) of the Disclosure Schedule such financial statements were prepared in conformity with generally accepted accounting principles of the United States applied on a consistent basis, are consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein. The Company has not entered into any transactions involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or the use of special purpose entities for any off balance sheet activity. Except as set forth in Section 2.6 of the Disclosure Schedule, the Company's revenue recognition policies and the application of those policies are in compliance with applicable standards under generally accepted accounting principles of the United States applied on a consistent basis. Nothing has come to the attention of the Company or the Foxman Stockholders since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the date thereof.

            (b) The projections delivered to the Investors at Closing represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions that were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof; provided however, that the foregoing is not a guarantee that such projections will be achieved.

            (c) As of immediately prior to the Closing and prior to giving effect to the transactions contemplated hereby, the Company has at least $20 million in cash and cash equivalents.

            (d) The Company's net working capital as of the Closing and prior to giving effect to the transactions contemplated hereby is not materially different from the net working capital of the Company as of July 31, 2003 (except as reduced by the Extraordinary Dividend (including any post closing adjustments thereto)). Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course of its business and in a manner that is consistent with its past practices. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner that is consistent with past practices and has not accelerated any such collections.

      2.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations
(i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement, or (iii) incurred in the ordinary course of business since the date of the Base Balance Sheet.

      2.8 ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and, except with respect to the Extraordinary Dividend or as set forth in Section 2.8 of the Disclosure Schedule, there has not been:

            (a) any change in the assets, liabilities, condition (financial or other), properties, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to have a Material Adverse Effect;

            (b) any mortgage, lien or other encumbrance placed on any of the properties of the Company, other than purchase money liens and liens for taxes not yet due and payable;

            (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company, including any of its Intellectual Property Assets (as defined below), involving the payment or receipt of more than $100,000 other than sales of goods and services by the Company in the ordinary course of business;

            (d) any damage, destruction or loss, whether or not covered by insurance, that has had or could be reasonably likely to have a Material Adverse Effect;

            (e) except for the Redemption, any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

            (f) any labor trouble or claim of unfair labor practices involving the Company, any change in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to such employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan other than the Stock Option Plan with respect to such persons or the amendment of any of the foregoing;

            (g) any resignation, termination or removal of any officer of the Company or material loss of personnel of the Company or material change in the terms and conditions of the employment of the Company's officers or key personnel;

            (h) any payment or discharge of a material lien or liability of the Company that was not shown on the audited balance sheet of the Company as of the date of the Base Balance Sheet or incurred in the ordinary course of business thereafter;

            (i) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable other than write-offs or compromises of accounts receivable that are in the ordinary course of business in amounts consistent with past practice;

            (j) any obligation or liability incurred by the Company to any of its officers, directors, shareholders or employees, or any loans or advances made by the Company to any of its officers, directors, shareholders or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business;

            (k) any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company;

            (l) any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of the Company;

            (m) any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

            (n) any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement;

            (o) any transaction or agreement involving fixed price terms or fixed volume arrangements;

            (p) any other transaction entered into by the Company other than transactions in the ordinary course of business;

            (q) except as provided in this Agreement, any amendment to the Company's articles of incorporation or by-laws;

            (r) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through
(q) above.

      2.9 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; INVENTORIES.

            (a) All of the accounts receivable of the Company are valid claims, subject to no set-off or counterclaim, and, to its knowledge, fully collectible in the normal course of business; provided, however, that the foregoing is not a guarantee that such accounts receivable will be fully collected. The reserve for doubtful accounts stated in the Base Balance Sheet is in accordance with generally accepted accounting principles of the United States and is believed in good faith to be reasonable and appropriate. The Company does not have any accounts receivable or loans receivable from any person with whom it is affiliated or any of its directors, officers, employees or shareholders.

            (b) All accounts payable and notes payable of the Company arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment, except for such account payable or note payable that is subject to a bona fide dispute or payment arrangement. The Company has no account payable to any person with whom it is affiliated or any of its directors, officers, employees or shareholders.

            (c) The values of the inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of the Company and were determined in accordance with generally accepted accounting principles of the United States, consistently applied. Any inventory writedowns have been done in the ordinary course of business consistent with the Company's historical inventory practices. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. All of the Company's inventory items are of a quality and quantity salable in the ordinary course of its business at profit margins consistent with the Company's experience in prior years, taking into account fluctuations and trends in the market in which its goods and services are sold. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Company's experience in prior years taking into account fluctuations and trends in the market in which its goods and services are sold, and all sales commitments made for the Company's products are at prices not less than inventory values plus selling expenses and said profit margins.

      2.10 TRANSACTIONS WITH AFFILIATES. There are no loans, leases or other agreements or transactions between the Company or any present or former shareholder, director, officer or employee of the Company, or to the knowledge of the Company, any member of such officer's, director's, employee's or stockholder's immediate family, or any person controlled by such officer, director, employee or stockholder or his or her immediate family. No shareholder, director, officer or employee of the Company, or to the knowledge of the Company any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

      2.11 PROPERTIES. The Company has good, valid and (if applicable) marketable title to all assets material to its business and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of Claims, except for liens for Taxes (as hereinafter defined) not yet due and payable, and minor liens and encumbrances that do not materially detract from the value of the property subject thereto or impair the operations of the Company. All equipment included in such properties that is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted.

      2.12 TAX MATTERS.

            (a) The Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such tax returns filed by the Company are true, correct and complete in all material respects. The Company has paid or caused to be paid all material federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "TAXES"), required to be paid by it through the date hereof whether disputed or not, except Taxes that have not yet accrued or the payment for which has not otherwise become due. The provisions for payment of any accrued and unpaid Taxes of the Company in the Base Balance Sheet are sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company, and since the date of the Base Balance Sheet the Company has incurred no Taxes other than in the ordinary course of its business. All Taxes and other assessments and levies that the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has delivered to the Investors correct and complete copies of all annual tax returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company since December 31, 1995. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Section 2.12 of the Disclosure Schedule:
(i) the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations or agreements as to any extension of time with respect to any Tax payment, assessment, deficiency or collection. with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and (v) the Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), concerning collapsible corporations. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing arrangement. The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a "FOREIGN PERSON" within the meaning of Section 1445 of the Code and Treasury Regulations
Section 1.1445-2.

            (b) The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31st.

            (c) The Company has never been (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company or (v) a person other than a United States person, each within the meaning of the Code.

      2.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Except as set forth in Section
2.13 of the Disclosure Schedule (with true and correct copies of each agreement referred to therein provided to the Investors) or as contemplated by this Agreement, the Company is not a party or subject to or bound by:

            (a) any contract or agreement involving a potential commitment or payment by the Company in excess of $100,000;

            (b) any contract, lease or agreement that is not cancelable by the Company without penalty on not less than ninety (90) days notice;

            (c) any contract containing covenants directly or explicitly limiting in any respect the freedom of the Company to compete in any line of business or with any person or entity;

            (d) any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its software or hardware products except in the ordinary course of business consistent with past practices or any of its Intellectual Property Assets;

            (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

            (f) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any shareholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

            (g) any pension, profit sharing, retirement or stock option plans;

            (h) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

            (i) any joint venture, partnership, manufacturer, development or supply agreement or other agreement that involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person;

            (j) any acquisition, merger or similar agreement;

            (k) any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

            (l) any contract with any governmental or quasi governmental entity;

            (m) any contract not executed in the ordinary course of business; or

            (n) any other material contract.

      All such contracts, agreements, leases and instruments are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, and are enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company has no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments, which termination could reasonably be expected to have a Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, the breach of which could reasonably be expected to have a Material Adverse Effect, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect.

      2.14 INTELLECTUAL PROPERTY.

      (a) Section 2.14 of the Disclosure Schedule contains a complete and accurate list of all Patents owned by the Company or otherwise used in the Business ("Company Patents"), Marks owned by the Company or otherwise used in the Business ("Company Marks") and Copyrights owned by the Company or otherwise used in and, in either case, material to the Business ("Company Copyrights"). Except as set forth on Section 2.14 of the Disclosure Schedule:

                  (i) the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

                  (ii) all Company Patents, Company Marks and Company Copyrights that are issued by or registered with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements

      (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

                  (iii) there are no pending, or, to the Company's knowledge threatened claims against the Company or any of its employees alleging that any of the Company Intellectual Property Assets or the Business, infringes or conflicts with the rights of others under any Intellectual Property Assets ("THIRD PARTY RIGHTS");

                  (iv) to the Company's knowledge, neither the Business nor any Company Intellectual Property Asset infringes or conflicts with any Third Party Right;

                  (v) the Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

                  (vi) no current or former employee or consultant of the Company owns any rights in or to any of the Company Intellectual Property Assets;

                  (vii) the Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property Assets;

                  (viii) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the Business (the "Company Trade Secrets"), including, without limitation, requiring all Company employees and consultants and all other persons with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Investors and, to the Company's knowledge, there has not been any breach by any party to such confidentiality agreements;

                  (ix) (A) the Company has not directly or indirectly granted any rights, licenses or interests in the source code of the Products, and
      (B) since the Company developed the source code of the Products, the Company has not provided or disclosed the source code of the Products to any person or entity;

                  (x) in the ordinary course of business, the Products perform in accordance with their documented specifications and as Company has warranted to its customers;

                  (xi) in the ordinary course of business, the Products do not contain any "viruses", "time-bombs", "key-locks", or any other devices created that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any licensee or recipient; and

                  (xii) the Company has (A) not unlawfully collected any personally identifiable information from any third parties and (B) complied with all applicable regulations relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company's databases or other records.

            (b) For purposes of this Agreement,

                  (i) "Business" means the business of the Company as currently conducted and proposed to be conducted.

                  (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned by the Company or used in the Business. "Company Intellectual Property Assets" includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

                  (iii) "Intellectual Property Assets" means:

                        (A) patents, patent applications, patent rights, and
            inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

                        (B) trade names, trade dress, logos, packaging design,
            slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks");

                        (C) copyrights in both published and unpublished works,
            including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                        (D) know-how, trade secrets, confidential or proprietary
            information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and

                        (E) goodwill, franchises, licenses, permits, consents,
            approvals, and claims of infringement against third parties.

                  (iv) "Products" means those computer programs and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Company. A complete list of the Products owned by Seller is provided on Schedule 2.16(b)(iv) attached hereto.

      2.15 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, against any officer, director, shareholder or key employee of the Company in their respective capacities in such positions, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted. Section 2.15 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or, to the Company's knowledge, investigations involving the Company or any of its officers, directors, shareholders or key employees in connection with the business of the Company occurring, arising or existing during the past three (3) years.

      2.16 LABOR MATTERS. The Company employs approximately one hundred seventy six (176) full-time and five (5) part-time employees and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company as of the date hereof or amounts required to be reimbursed to such employees. The Company is and heretofore has been in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company. The Company is, and at all times the Company has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. There are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of) the senior management or key supervisory personnel or key independent contractors of the Company nor has the Company received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel. The Company has never implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated.

      2.17 PERMITS; COMPLIANCE WITH LAWS. The Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "PERMITS") necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is now and has heretofore been in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority, which apply to the conduct of its business. The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

      2.18 EMPLOYEE BENEFIT PROGRAMS.

            (a) The Company does not maintain or contribute to and for the past five (5) years has not maintained or contributed to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any material fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an "EMPLOYEE BENEFIT PROGRAM") other than the Employee Benefit Programs identified and described in Section 2.18(a) of the Disclosure Schedule attached hereto. A brief description of each Employee Benefit Program has been provided to the Investors. The terms and operation of each such Employee Benefit Program comply and have heretofore complied in all material respects with all applicable laws and regulations relating to each such Employee Benefit Program. There are no unfunded obligations of the Company under any Employee Benefit Program that have not been accrued unless such accrual is not necessary under generally accepted accounting principles of the United States. The Company is not required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Programs are terminable at the discretion of the Company without liability to the Company upon or following such termination, except for benefits accrued under the terms of such Employee Benefit Programs. Except as described in Section 2.18(a) of the Disclosure Schedule, the Company has never maintained or contributed to any Employee Benefit Program providing or promising any health or other nonpension benefits to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of ERISA. With respect to any Employee Benefit Program, to the knowledge of the Company, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law that could result, directly or indirectly, in any Taxes, penalties or other liability to the Company. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Benefit Program.

            (b) Each Employee Benefit Program that has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section or the time period for submitting a determination letter request and adopting retroactive amendments under Code Section 401(b) and the corresponding regulations is open as of the Closing Date and, to the Company's Knowledge, each such Employee Benefit Plan has, in fact been qualified under the applicable section of the Code from the effective date of such Employee Benefit Program through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Program's assets were distributed). Except as set forth in Section 2.18(b) of the Disclosure Schedule, the Company has never maintained any Employee Benefit Program which has been subject to Title IV of ERISA or Code Section 412, including, but not limited to, any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to "Company" in this Section 2.18 also refers to any other entity that is considered a single employer with the

Company under ERISA Section 4001(b) or part of the same "Controlled Group" as the Company for purposes of ERISA Section 302(d)(8)(C). The Company's Employee Stock Ownership Plan is not leveraged and is an "employee stock ownership plan" within the meaning of Section 407(d)(6) of ERISA.

      2.19 INSURANCE COVERAGE. The Company has in full force and effect general commercial, general liability, product liability, professional liability, specified director's and officer's liability, workers compensation and employee's liability, fire and casualty and such other appropriate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable law. Section 2.19 of the Disclosure Schedule contains an accurate listing of the insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company's knowledge, there is no threatened termination of any such policies or arrangements.

      2.20 INVESTMENT BANKING; BROKERAGE. Except as set forth on Section 2.20 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

      2.21 ENVIRONMENTAL MATTERS. Except as set forth on Section 2.21 of the Disclosure Schedule, no hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, "HAZARDOUS MATERIAL"), has been generated, transported, used, handled, processed, disposed, stored or treated on any real property owned, leased or operated by the Company. Except as set forth on
Section 2.21 of the Disclosure Schedule, no Hazardous Material has been spilled, released, discharged, disposed, or transported from any real property owned, leased or operated by the Company, and no Hazardous Material is present in, on, or under any such property. The Company is, and at all times has been, in compliance in all material respects with all applicable environmental, health and safety laws, rules, ordinances, by-laws and regulations, and with all permits, registrations and approvals required under such laws, rules, ordinances, by-laws and regulations (collectively, "ENVIRONMENTAL LAWS"). Except as set forth on Section 2.21 of the Disclosure Schedule, the Company is not aware of any fact or circumstance that could involve the Company in any litigation, or impose upon the Company any liability, arising under any Environmental Laws.

      2.22 CUSTOMERS, DISTRIBUTORS AND PARTNERS. Section 2.22 of the Disclosure Schedule sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company for each of the fiscal years ended September 30, 2001 and September 30, 2002 and/or for the eleven months ended August 31, 2003 (the "CUSTOMERS" and "DISTRIBUTORS," respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship ("PARTNERS"). Since the date of the Base Balance Sheet, no Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company. No

Customer, Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

      2.23 SUPPLIERS. The Company's relationships with its major suppliers are good commercial working relationships, and, within the last twelve months, no supplier that the Company has paid or is under contract to pay $100,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company, nor to the knowledge of the Company, does any supplier have any plan or intention to do any of the foregoing.

      2.24 WARRANTY AND RELATED MATTERS. Section 2.24 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a "COMPANY PRODUCT"). There are no existing or, to the knowledge of the Company, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product is defective or fails to meet any product or service warranties. There are (a) no inherent design defects or systemic or chronic problems in any Company Product other than in connection with Company Products that are in testing or development stages and (b) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems that could reasonably be expected to have a Material Adverse Effect.

      2.25 ILLEGAL PAYMENTS. Neither the Company nor, to the Company's knowledge, any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons.

      2.26 SOLVENCY. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

      2.27 PRIVACY OF CUSTOMER INFORMATION. The Company has not used and does not currently use any of the consumer or customer information that it has received or currently receives through its website or otherwise in an unlawful manner. The Company has not collected any customer information through its website or otherwise in an unlawful manner. The Company has commercially reasonable security measures in place to protect the consumer or customer information it receives through its website or otherwise and, which it stores in its computer systems, from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

      2.28 BACKLOG. The Company has a backlog of purchase orders for the sale of its products and services as set forth in Section 2.28 of the Disclosure Schedule. None of such orders has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company's past practices and the ordinary course of business.

      2.29 HEALTH MATTERS. To the Company's knowledge, each of Leonard Foxman and Ted Foxman is in good health as of the Closing.

      2.30 DISCLOSURE. The representations and warranties made or contained in this Agreement, the Disclosure Schedule and exhibits hereto and the certificates and statements executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered. To the knowledge of the Company, there is no material fact directly relating to the assets, liabilities, business, operations or condition (financial or other) of the Company (including any competitive developments other than facts that relate to general economic or industry trends or conditions) that materially adversely affects the same. No officer or director of the Company has been: (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (c) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S-K.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

      In order to induce the Company to enter into this Agreement, each Investor severally but not jointly represents and warrants to the Company the following:

      3.1 INVESTMENT STATUS. Each Investor is an "accredited investor," as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Investor is purchasing the Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Each Investor acknowledges that its respective Securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

      3.2 AUTHORITY AND NON-CONTRAVENTION. Each Investor has full right, authority and power under its charter, by-laws or governing partnership agreement, as applicable, to enter into this Agreement and all agreements, documents and instruments executed by such Investor pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed by each Investor pursuant hereto are valid and binding obligations of each of the Investors enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by each such Investor pursuant hereto have been duly authorized by all necessary action under each such Investor's charter, by-laws or governing partnership agreement, as applicable. The execution, delivery and performance by each Investor of this Agreement and all agreements, documents and instruments to be executed and delivered by each such Investor pursuant hereto do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which each such Investor is a party or by which such Investor or its assets is bound, or any provision of each such Investor's organizational documents; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to each such Investor; or (c) require from each such Investor any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained).

SECTION 4. CLOSING CONDITIONS AND DELIVERIES

      The obligations of each Investor to purchase and pay for its pro rata portion of the Convertible Preferred Shares shall be subject to the fulfillment by the Company and the Stockholders to the Investors' reasonable satisfaction or waiver on or before the Closing of the following conditions:

      4.1 TRANSACTIONS TO OCCUR PRIOR TO CLOSING. Immediately prior to Closing the Company shall have completed the following transactions on terms satisfactory to the Investors:

            (a) the Company shall have adopted the Articles of Incorporation and the Bylaws, respectively, and such Articles of Incorporation shall have been filed and become effective under the laws of the State of Illinois; and,

            (b) the Company shall have adopted the Stock Option and Grant Plan; and

            (c) the Company shall have executed and delivered the Note Purchase Agreement, issued the Subordinated Notes to the Lenders and received $30,000,000 in proceeds.

      4.2 AUTHORIZATION. The Board of Directors and shareholders of the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate all of the transactions contemplated hereby (including, without limitation, (a) the issuance of the Convertible Preferred Shares and, upon conversion thereof the Conversion Shares, (b) the issuance of the Convertible Subordinated Notes and the Warrants and the Common Stock issuable upon exercise thereon, and (c) approving such purchases by the Investors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and Rule 16b-3 thereunder).

      4.3 APPROVALS, CONSENTS AND WAIVERS. The Company and the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company subsequent to the Closing and the Investors shall have received copies of all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Investors, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

      4.4 DELIVERIES BY THE COMPANY AND THE STOCKHOLDERS TO THE INVESTORS. At the Closing, the Company and the Stockholders, as the case may be, shall have delivered, or shall have caused to be delivered, to the Investors, all in form and substance satisfactory to the Investors, the following:

            (a) the Stockholders' Agreement executed by the Company and the shareholders of the Company named therein;

            (b) the Registration Rights Agreement executed by the Company;

            (c) a Management Rights Letter in the form attached as Exhibit I;

            (d) a Non-competition Agreement in the form attached as Exhibit J executed by the Company, the Investors, and each of Leonard Foxman and the Foxman Family LLC;

            (e) an Employment Agreement in the form attached as Exhibit K (an "EMPLOYMENT AGREEMENT") executed by the Company and each of Theodore Foxman, Leonard Foxman, Jack Weimer, Steve Dollens and Derek Abramovitch;

            (f) Certificates issued by (i) the Secretary of State of the State of Illinois certifying that the Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification;

            (g) A certificate issued by the Secretary of State of the State of Illinois certifying that the Articles of Incorporation have been filed and are effective;

            (h) A certificate executed by the Secretary of the Company certifying (i) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto, together with the true signatures of such officers;
(ii) copies of consent actions taken by the Board of Directors and shareholders of the Company authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby, including, without limitation: (A) the adoption of the Articles of Incorporation and Bylaws; (B) the issuance of the Convertible Preferred Shares; (C) upon conversion of the Convertible Preferred Shares, the issuance of the Common Conversion Shares; and (iii) the effectiveness, and setting forth a copy of, the Articles of Incorporation;

            (i) An opinion of Katten Muchin Zavis Rosenman, dated as of the Closing Date, substantially in the form attached hereto as Exhibit L;

            (j) Stock certificates evidencing the Convertible Preferred Shares acquired from the Company hereunder;

            (k) the Note Purchase Agreement and the Convertible Subordinated Notes each executed by the Company in favor of the Lenders, respectively;

            (l) Director Indemnification Agreements executed by the Company in favor of Michael C. Child, Jameson J. McJunkin, Leonard Foxman, and Theodore Foxman, substantially in the form attached hereto as Exhibit M; and

            (m) Such other supporting documents and certificates as the Investors may reasonably request or as may be required pursuant to this Agreement including, but not limited to:

                  (i) evidence of the full release of that certain lien on all of the assets of the Company held by American National Bank and Trust Company of Chicago ("ANB");

                  (ii) evidence of the termination of those certain Incentive Bonus/Stock Option/Restriction/Non-Compete Agreements by and among the Company, Leonard Foxman and Jack Weimer or Steve Dollens, as applicable;

                  (iii) evidence of the amendment of that certain assignment agreement between the Company and Eagle Test Systems, YH;

                  (iv) evidence of the consent to the transactions contemplated hereby of ANB, the landlord with respect to the property located at 5020 South Ash Avenue, Tempe, AZ and the landlord with respect to the property located at 620 Butterfield Road, Mundelein, Illinois; and

                  (v) evidence of the termination of that certain Service Agreement between the Company and Pacific Support Group Partners.

      4.5 CLOSING DELIVERIES BY THE INVESTORS TO THE COMPANY. At the Closing, the Investors shall deliver, or shall have caused to be delivered, to the Company, the following:

            (a) A wire transfer of immediately available funds by the Investors to the Company in respect of the purchase price for the Convertible Preferred Shares in the aggregate amount of $65,000,000;

            (b) The Stockholders' Agreement executed by each of the Investors;

            (c) The Registration Rights Agreement executed by each of the Investors; and

            (d) Such other supporting documents and certificates as the Company may reasonably request and as may be required pursuant to this Agreement.

      4.6 CLOSING DELIVERIES BY THE STOCKHOLDERS TO THE COMPANY. At the Closing, the Stockholders shall deliver, or shall have caused to be delivered, to the Company, the stock certificates evidencing the shares of Common Stock being redeemed by the Company in the Redemption duly endorsed in blank or accompanied by stock powers duly executed in blank.

      4.7 ALL PROCEEDINGS SATISFACTORY. All corporate and other proceedings of the Company taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors.

      4.8 NO LITIGATION. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party that enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated in this Agreement.

      4.9 NO VIOLATION OR INJUNCTION. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

SECTION 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TRANSACTION RELATED INDEMNIFICATION

      5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) All representations, warranties, covenants, and agreements of the Company, the Stockholders and the Investors made in this Agreement, in the Disclosure Schedule delivered to the Investors and all agreements, documents and instruments executed and delivered in connection herewith (i) are material, shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives, with all parties hereto reserving their respective rights hereunder and (ii) shall bind the parties' successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 6.11 below) and their respective successors and assigns and to their transferees of Securities, whether so expressed or not.

            (b) The representations and warranties contained in Section 2 hereof shall expire and terminate and be of no further force and effect after the date which is sixty (60) days following the Investors' receipt of the Company's audited financial statements as of and for the fiscal year ending September 30, 2004, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any such written claim by the Investors with respect to a breach of the representations and warranties of the Stockholders or the Company may (i) with respect to a breach of the representations or warranties contained in Section 2.1, Section 2.2, Section 2.4 or with respect to fraud or intentional misrepresentation by the Company or the Stockholders, be given at any time and (ii) with respect to a breach of the representations or warranties contained in Section 2.12 and Section 2.20 and the items set forth in Sections 5.2(a)(ii)-(iv) be given at any time prior to the expiration of the applicable statute of limitations.

      5.2 TRANSACTION RELATED INDEMNIFICATION.

            (a) Each of the Stockholders acknowledges and agrees that the Investors have relied on the representations, warranties, covenants and other agreements of the Stockholders and the Company contained herein in connection with their acquisition of the Convertible Preferred Stock and willingness to provide the Company with the proceeds required to consummate the Redemption. Accordingly, the Stockholders severally and not jointly, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 5.2, the "STOCKHOLDER PARTIES", and each individually, a "STOCKHOLDER PARTY") (or, at the sole option of the Investors with respect to any matter subject to indemnification under this Section 5.2, the Company) agree (on a pro-rata basis based on the relative proceeds received by each such Stockholder in the Redemption), to defend, indemnify and hold the Investors, their respective affiliates and direct and indirect partners

(including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (collectively, the "INVESTOR PARTIES" and, individually, an "INVESTOR PARTY") harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages) ("LOSSES") that may be sustained or suffered by any such Investor Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company or such Stockholders, as applicable, in Section 2 of this Agreement; (ii) the generation, transport, use, handling, processing, disposal, storage, release or treatment of the substance 1, 1, 1 trichloroethylene (TCE) ("TCE") at the property located at 1353 Armour Boulevard, Mundelein, Illinois; (iii) any settlement, judgment or other payment by the Company or any of its subsidiaries in excess of $250,000 with respect to the Company's dispute with Schmidt Scientific Pte Ltd. ("Schmidt") in connection with services performed by Schmidt for the Company, or (iv) any trademark infringement claims by White Eagle Systems Technology, Inc. (or its successors or assigns) with respect to the use by the Company of the name "Eagle Test Systems" or a derivative thereof.

            (b) The Investor Parties jointly and severally agree to defend, indemnify and hold the Stockholder Parties harmless from and against any and all Losses that may be sustained or suffered by any such Stockholder Party based upon, arising out of, or by reason of any breach of any representation or warranty made by the Investors in Section 3 of this Agreement.

      5.3 LIMITATIONS ON TRANSACTION RELATED INDEMNIFICATION. Notwithstanding anything in Section 5.2 to the contrary, (a) the Stockholder Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Investor Party for indemnification under Section 5.2 above unless the total of all Losses in respect of claims made by the Investor Parties for indemnification shall exceed $750,000 (the "DEDUCTIBLE") in the aggregate, whereupon the total amount of such Losses in excess of the Deductible shall be recoverable by the Investor Parties in accordance with the terms hereof, and (b) the maximum amount payable by the Stockholder Parties to all Investor Parties for Losses in respect of claims made by the Investor Parties for indemnification under Section 5.2 shall not exceed $35,000,000; provided, however, that the Investor Parties shall not be subject to any limitation pursuant to this Section
5.3 or otherwise, and shall be entitled to recovery from a Stockholder Party (or, at the sole option of the Investors with respect to any matter subject to indemnification under Section 5.2, from the Company for all Losses) for Losses in connection with (i) fraud or intentional misrepresentation by the Stockholders or the Company, (ii) the breach by the Company or the Stockholders of any of the representations or warranties contained in Section 2.1, Section 2.2, Section 2.4, Section 2.6(c) and (d), Section 2.8, Section 2.12, or Section 2.20; (iii) the generation, transport, use, handling, processing, disposal, storage, release or treatment of TCE at the property located at 1353 Armour Boulevard, Mundelein, Illinois; (iii) any settlement, judgment or other payment by the Company or any of its subsidiaries in excess of $250,000 with respect to the Company's dispute with Schmidt in connection with services performed by

Schmidt for the Company, or (iv) any trademark infringement claims by White Eagle Systems Technology, Inc. (or its successors or assigns) with respect to the use by the Company of the name "Eagle Test Systems" or a derivative thereof.

      5.4 NOTICE; PAYMENT OF LOSSES; DEFENSE OF THIRD-PARTY CLAIMS.

            (a) An Indemnified Party (as defined below) shall give written notice of a claim for indemnification under Section 5.2 to an Indemnifying Party (as defined below) promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Indemnified Party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

            (b) Within five (5) business days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

            (c) In the case of any third party claim, if within five (5) business days after receiving the notice described in the preceding paragraph
(a), the Indemnifying Party gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party's own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld) and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party's obligation to indemnify such Indemnified Party therefor will be fully satisfied only by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

            For purposes of this Section 5.4 "Indemnifying Party" shall refer to the Stockholder Party for indemnification under Section 5.1(a) and the Investor Party for indemnification under Section 5.2(b). "Indemnified Party" shall refer to the Investor Party for indemnification under Section 5.2(a) and the Stockholder Party for indemnification under Section 5.2(b).

      5.5 LIMITATION ON CONTRIBUTION AND CERTAIN OTHER RIGHTS. The Company and the Stockholders hereby agree that if, following the Closing, any claim is made by any Stockholder, or otherwise becomes due from any Stockholder, pursuant to
Section 5.2 in respect of any Losses (a "LOSS PAYMENT"), such Stockholders shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto; provided, however, that the foregoing limitation shall not apply to any claim against the Company's directors, officers or employees for fraud.

SECTION 6. GENERAL

      6.1 WAIVERS AND CONSENTS; AMENDMENTS.

            (a) For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

            (b) No amendment to this Agreement may be made without the written consent of the Company and holders of a majority in interest of the outstanding Securities (a "MAJORITY INTEREST"); provided that no amendment may be made to Sections 1.3, 2, 4.6, or 5 hereof or this Section 6.1(b) without the written consent of the holders of a majority in interest of the outstanding Common Stock held by the Stockholders; and provided further that no amendment that by its terms disproportionately and adversely affects any party hereto to may be made without the written consent of that party.

            (c) Any actions required to be taken with respect to consents, approvals or waivers required or contemplated to be given by the Investors hereunder shall require a vote of Investors holding a Majority Interest, and any such action by such Majority Interest shall bind all of the Investors.

      6.2 LEGEND ON SECURITIES. The Company and the Investors acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by the Investors:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT
(1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

      6.3 GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of Illinois, without giving effect to conflict of laws principles thereof.

      6.4 SECTION HEADINGS; CONSTRUCTION. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

      6.5 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      6.6 NOTICES AND DEMANDS. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, telecopy, telex or other method of facsimile, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company or the Stockholders, Eagle Test Systems, 620 S. Butterfield Road, Mundelein, IL 60060-4483, Attention: Len Foxman and Ted Foxman, Facsimile: (847) 367-8640, or at any other address designated by the Company, to the Investors and the other parties hereto in writing; if to the Investors, TA Associates, Inc., 125 High Street, Suite 2500, Boston, MA 02110, Attention Michael C. Child and Jameson J. McJunkin, Facsimile: (617) 574-6728, or at any other address designated by the Investors to the Company in writing.

      6.7 DISPUTE RESOLUTION

            (a) All disputes, claims, or controversies arising out of or relating to (i) this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Articles of Incorporation or (iii) the Investors' ongoing investment in the Company, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Chicago, Illinois before a single arbitrator (the "ARBITRATOR"). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

            (b) The parties covenant and agree that the arbitration shall commence within one hundred and eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto (the "FILING DATE"). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witnesses or experts. The Arbitrator's decision and award shall be made and delivered within two hundred and forty (240) days of the Filing Date. The Arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

            (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided in Section 5.2 of this Agreement, (i) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This
Section 6.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

      6.8 CONSENT TO JURISDICTION. Except as provided in Section 6.7(c) and 6.9, each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to (i) this Agreement, the Stockholders' Agreement, the Registration Rights Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Articles of Incorporation or (iii) the Investors' ongoing investment in the Company, and further consents to the sole and exclusive jurisdiction of the courts of Illinois and California for the purposes of enforcing the arbitration provisions of Section 6.7 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

      6.9 REMEDIES; SEVERABILITY. Notwithstanding Sections 6.7 and 6.8 above, it is specifically understood and agreed that any breach of the provisions of this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement, or of the provisions of the Articles of Incorporation, by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      6.10 INTEGRATION. This Agreement, including the exhibits, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements of the Company contained herein.

      6.11 ASSIGNABILITY; BINDING AGREEMENT. Each Investor may assign any or all of its rights hereunder to any transferee of its shares. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement (including, without limitation, the provisions of Section 5) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing and except as provided in Section 5.3 hereof, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

      6.12 RELEASE.

            (a) For and in consideration of the amount to be paid to each Stockholder under this Agreement, and the additional covenants and promises set forth in this Agreement, each Stockholder, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and affiliates (the "Releasing Parties"), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, and each of the Investors, and the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them, including without limitation Michael C. Child and Jameson J. McJunkin (collectively, the "Released Parties") from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, at law or in equity, whether known or unknown, contingent or otherwise, that such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement based on events or occurrences through the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims that relate to or arise out of such Releasing Party's prior relationship with the Company or its rights or status as a shareholder, officer or director of the Company (collectively, for the purposes of this Section 6.12, "Causes of Action"). In executing this Agreement, each Stockholder acknowledges that it has been informed that the Company and/or its Subsidiaries may from time to time enter into agreements for additional types of financing, including without limitation recapitalizations, mergers and initial public offerings of capital stock of the Company and/or its Subsidiaries, and also may pursue acquisitions or enter into agreements for the sale of the Company and/or its Subsidiaries or all or a portion of the Company's or its Subsidiaries' assets, which may result in or reflect an increase in equity value or enterprise value.

            (b) Each Stockholder hereby represents to the Released Parties that such Stockholder (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and
(iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, each Stockholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

            (c) Each Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement. The Stockholder further represents and warrants that it has not relied upon the Company, the Investors or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

      6.13 CONFIDENTIALITY. Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement (and any related transactions or agreements) and (ii) each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

      6.14 EXPENSES. The Company and the Stockholders shall each be responsible for fifty percent (50%) of all (i) broker and banker fees incurred by the Stockholders and the Company in connection with transactions contemplated by this Agreement and (ii) the reasonable costs and expenses (including, but not limited to, accounting and legal fees and disbursements and other out of pocket expenses) incurred by the Investors, the Stockholders and the Company in connection with the preparation, negotiation, execution and delivery of this Agreement, all other transaction documents contemplated hereby, and the transactions contemplated hereby and thereby.

      6.15 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

            (a) "AFFILIATE" of a Person shall mean (i) with respect to a Person, any member of such Person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity;

            (b) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (c) "PERSON" means an individual, corporation, partnership, association, trust, any unincorporated organization or any other entity; and

            (d) "SUBSIDIARY" of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                               THE COMPANY:

                                               EAGLE TEST SYSTEMS, INC.

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                               Name: Leonard Foxman
                                               Title: President

                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                               LEONARD FOXMAN

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                               Leonard Foxman

                                               FOXMAN FAMILY, LLC

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                                  Leonard Foxman

                                               Its: Manager

                                               EAGLE TEST SYSTEMS, INC.
                                               EMPLOYEE STOCK OWNERSHIP PLAN

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                                  Leonard Foxman, not in his
                                                  individual capacity or in his
                                                  capacity as shareholder,
                                                  director or officer of the
                                                  Corporation, but solely as
                                                  trustee of the Eagle Test
                                                  Systems Employee Stock
                                                  Ownership Plan

                                               JACK WEIMER

                                               By: /s/ Jack Weimer
                                                  ------------------------------
                                                   Jack Weimer

                                               STEVE DOLLENS

                                               By: /s/ Steve Dollens
                                                  ------------------------------
                                                   Steve Dollens

                                       INVESTORS:

                                       TA IX L.P.
                                       By: TA Associates IX LLC, its General
                                           Partner
                                       By: TA Associates, Inc., its Manager

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its: Managing Director

                                       TA/ATLANTIC AND PACIFIC IV L.P.
                                       By: TA Associates AP IV L.P., its General
                                           Partner
                                       By: TA Associates, Inc., its General
                                           Partner

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director

                                       TA STRATEGIC PARTNERS FUND A L.P.
                                       By: TA Associates SPF L.P., its General
                                           Partner
                                       By: TA Associates, Inc., its General
                                           Partner

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director

                                       TA STRATEGIC PARTNERS FUND B L.P.
                                       By: TA Associates SPF L.P., its General
                                           Partner
                                       By: TA Associates, Inc., its General
                                           Partner

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director

                                       TA INVESTORS LLC
                                       By: TA Associates, Inc., its Manager

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director

                                       TA SUBORDINATED DEBT FUND, L.P.
                                       By: TA Associates SDF LLC, its General
                                           Partner
                                       By: TA Associates, Inc., its Manager

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director